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                                                                  EXHIBIT T3A-19


                          CERTIFICATE OF INCORPORATION

                                       OF

                          KEMIRA WATER TREATMENT, INC.

                                   ----------

         FIRST. The name of this corporation shall be:

                          KEMIRA WATER TREATMENT, INC.

         SECOND. Its registered office in the State of Delaware is to be located at 1013 Centre Road, in the City of Wilmington, County of New Castle, 19805, and its registered agent at such address is CORPORATION SERVICE COMPANY.

         THIRD. The purpose or purposes of the corporation shall be:

         To engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

         FOURTH. The total number of shares of stock which this corporation is authorized to issue is: One thousand (1,000) shares with a par value of One Dollar ($1.00), amounting to One Thousand Dollars ($1,000.00).

         FIFTH. The name and address of the incorporator is as follows:

                                    Karin L. Dunn
                                    Corporation Service Company
                                    1013 Centre Road
                                    Wilmington, Delaware  19805

         SIXTH, The Board of Directors shall have the power to adopt, amend or repeal the by-laws.

         IN WITNESS WHEREOF, the undersigned, being the incorporator hereinbefore named, has executed, signed and acknowledged this certificate of incorporation this seventh day of November A.D. 1989.


                                                     /s/ Karin L. Dunn
                                                     ---------------------------
                                                     Karin L. Dunn
                                                     Incorporator